SUNRISE FINANCIAL GROUP, INC.
                           135 East 57th Street, 11th Floor
                               New York, New York 10022
                                    (212) 421-1616

          December 1, 1997

          Mr. John L. Larsen
          U.  S.  Energy Corp.
          877 North 8th West
          Riverton, WY 82501

          Dear Mr. Larsen:

          This will confirm the arrangements, terms and conditions pursuant to which Sunrise Financial Group, Inc. (the "Consultant") has been retained to serve as a financial consultant and advisor to U.S. Energy Corp. (the "Company"), on a nonexclusive basis for a period of twelve (12) months commencing upon December 1, 1997 and ending on December 1, 1998. The undersigned hereby agrees to the following terms and conditions:

               1. Duties of Consultant. Consultant shall, at the request of the Company, upon reasonable notice, render the following services to the Company from time to time:

                   (a) Consulting Services. Consultant will provide such financial consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in developing, studying and evaluating financing, merger and acquisition proposals, prepare reports and studies thereon when advisable, and assist in negotiation and discussions pertaining thereto. This Agreement is not a contract for listing services; however, nothing in this agreement will prohibit Consultant from listing or making a market in the Company's securities in the OTC markets, which markets might include the NASDAQ Small-Cap Market.

                   (b) Financing. Consultant will assist and represent the Company in obtaining both short and long-term financing. The Consultant will be entitled to additional compensation under such terms as may be agreed to by the parties.

                   (c)   Wall  Street   Liaison.    consultant  will,  when
          appropriate  arrange  meetings  between  representatives  of  the
          Company and individuals and financial institutions in the investment community, such as security analysts, portfolio managers and market makers.

               The services described in this Section 1 shall be rendered by Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.
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               2.   Term.  This Agreement shall continue for  a  period  of
          twelve (12) months from the date hereof (the "Full Term"). In the event the Company wishes to terminate this Agreement at the completion of the Full Term, it shall give no less than thirty
          (30) days notice thereof, in writing, addressed to the Consultant.

               3. Compensation. As a compensation for Consultant's services hereunder, the Company shall grant to Consultant a three
          (3) year Warrant to purchase 225,000 common shares at an exercise price of $10.50 per share, such purchased shares from the Company shall be subject to a demand registration right by the Consultant as part of the next subsequent SEC filing by the Company. In the event that no filing occurs within the term of this Agreement, the Consultant shall have the right to demand that the Company register for sale the shares underlying the Warrant.

               4. Available Time. Consultant shall make available such time as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this Agreement.

               5. Relationship. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

               6. Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known by the investing public.

               7.   Assignment and Termination.   This  Agreement shall not
          be  assignable  by  any  party  except  such  Warrant   and  such
          underlying shares may be reissued by the Consultant to related parties without prior notification to the Company. These reissued Warrant or shares will be subject to the same terms and conditions as those granted to the Consultant.

               8. Jurisdiction and Venue. The validity and interpretation of this agreement shall be governed by the laws of the State of Wyoming as applied to agreements made and to be fully performed therein. The parties agree that neither shall commence any ligation against the other arising out of this Agreement or its termination except in a court located in the State of Wyoming. Each party consents to the in personam jurisdiction over it by such court and consents to the service of process of such a court on it by mail.

               Agreed upon this 1st day of December, 1997.
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          U.S. ENERGY CORP.                  SUNRISE FINANCIAL GROUP, INC.

              /s/ John L.  Larsen                /s/ Nathan A.  Low
          -----------------------------      -------------------------------
          John L.  Larsen, President         Nathan A.  Low, President